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                                 EXHIBIT (a)(5)


     NEW CHINA HOMES, LTD. ANNOUNCES GOING PRIVATE TRANSACTION EFFECTIVE AS OF APRIL 23, 2003

BOCA RATON, FL - APRIL 23. 2003 - New China Homes, Ltd., (NASDAQ:NEWC) announced that it was deregistered from the Cayman Islands and continued to the British Virgin Islands upon filing of articles of continuation with the British Virgin Islands registrar of companies on April 15, 2003 and the filing of deregistration documents with the Cayman Islands registrar of companies on April 15, 2003. New China also announced that the merger of New China with and into Zhongshan Developments Limited, a new British Virgin Islands company, will be effective as of today, as of the close of business on April 23, 2003 (Eastern Standard Time).

     On April 23, 2003, New China plans to simultaneously file with the Securities and Exchange Commission (a) a certificate and notice of termination on Form 15 to provide notice of termination of registration of New China's common shares and Warrants and (b) a final amendment to its statement on
Schedule 13E-3.

     New China has also submitted a letter to Nasdaq requesting that the New China's common shares and Warrants be delisted as of the Effective Time.


ABOUT NEW CHINA HOMES, LTD.

     New China Homes, Ltd., is the developer of California Gardens, a planned residential suburban community located on an approximately 350 acre site in northwest Shanghai. California Gardens has received critical acclaim for its innovative design, and has been frequently cited as an excellent example of the significant accomplishments in residential development under China's housing reform program. Among its many awards is the Most Recommended Housing Project presented by various professional and government agencies.

     Over 2,300 homes have been sold or are under contract to be sold at the California Gardens development, with a total projection of approximately 8,161 homes for the completed development.


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Except for the factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties that are difficult to predict. Such risks and uncertainties include but are not limited to, changes in local market conditions, government regulations, lagging home sales growth, ability to obtain mortgage financing. Words and expressions reflecting optimism and satisfaction with current prospects as well as words such as "believe," "expects," "plans," "anticipates," "projects" "estimates," and variations thereof, identify forward looking statements, but their absence does not mean that a statement is not forward looking. Reference is also made to other factors set forth in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors," and other sections of the Company's Form-20-F. These forward looking statements speak only as of the date of this release, and the Company undertakes no obligation to publicly update any forward looking statements to reflect new information, events or circumstances after the date of this release.


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